“Exhibit 99.1”

Black Rifle Coffee Announces Management Changes Including Appointment of Chris Mondzelewski

as Chief Marketing Officer

Former Mars executive will build upon Black Rifle Coffee’s strong brand momentum

SALT LAKE CITY, UT – April 21, 2023 – Black Rifle Coffee Company (NYSE: BRCC) (“BRC” or the “Company”), a rapidly growing and mission-driven premium coffee company founded to support Veterans, active-duty military, and first responders, today announced that it has appointed Chris Mondzelewski as Chief Marketing Officer, effective May 1, 2023.

In this newly created position, Chris will be responsible for developing and executing all aspects of BRC’s marketing strategy to drive business growth and market share across all channels including direct-to-consumer, wholesale, the bagged coffee and Ready-to-Drink product portfolio, and retail coffee shops.

Mondzelewski brings over 20 years of consumer marketing, business and leadership experience, most recently serving as the Chief Growth Officer of Mars’ $12B+ Global Petcare business. Throughout his almost 12-year tenure at Mars, he consistently grew his responsibilities, holding multiple marketing and business development leadership roles in which he led transformative growth and operational improvement strategies across numerous brands. Prior to joining Mars, he held marketing roles at Kraft Foods, where he launched several successful campaigns, including the most successful innovation & campaign in recent Kraft Cheese history. Before his business career, Mondzelewski was a Marine for five years, deploying in support of Operation Desert Freedom.

“I am excited to have Chris join our team. He brings great value to the company as a marketing leader with a demonstrated track record and a strong personal connection to the military and first-responder community,” said Founder and CEO Evan Hafer. “Following our successful entrance into the FDM (Food, Drug and Mass) market, the unmatched growth of our Ready-to-Drink coffee and the evolution of our outposts, there’s great opportunity for Chris to leverage his expertise to capitalize on our strong brand momentum. I look forward to collaborating with him and continuing our path to profitable, sustainable growth.”

In addition, BRC announced that Chief Retail Officer Heath Nielsen is leaving the company. Co-CEO Tom Davin, who has deep experience innovating retail growth strategies for category-defining brands, will assume Heath’s responsibilities.

Co-CEO Tom Davin added, “As we shared on our last earning’s call, our outposts saw notable growth year-over-year. I look forward to collaborating with Chris as we continue to optimize existing outposts and look to continue to build upon our 26 company-owned and franchise locations.”

About Black Rifle Coffee Company

Black Rifle Coffee Company (BRCC) is a Veteran-founded coffee company serving premium coffee to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting Veterans, active-duty military, first responders and the American way of life.

To learn more about BRCC, visit www.blackriflecoffee.com, follow BRCC on social media, or subscribe to Coffee or Die Magazine’s daily newsletter at https://coffeeordie.com/presscheck-signup.

Media:

PR for BRCC: press@blackriflecoffee.com